ASSUMPTION OF SPECIAL SERVICER OBLIGATIONS

March 17, 2023

TO THE PARTIES ON THE ATTACHED SCHEDULE

Re:	Assumption of Special Servicer Obligations with respect to Benchmark 2021-B26 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B26 (the “Agreement”).

Ladies and Gentlemen:

Reference is made herein to the Pooling and Servicing Agreement, dated as of May 1, 2021, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, KeyBank National Association, as Master Servicer, KeyBank National Association, as General Special Servicer, Situs Holdings, LLC, as Equus Industrial Portfolio Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, Wells Fargo Bank, National Association, as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer, relating to Benchmark 2021-B26 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B26 (the “PSA”). Capitalized terms used herein but not defined shall have the meanings given to them in the PSA.

Pursuant to Sections 3.22(b) and (e) of the PSA and the Intercreditor Agreement included on Schedule 2 relating to the Serviced Companion Loan identified as iPark 84 Innovation Center (collectively, the “Applicable Serviced Companion Loan”), Argentic Services Company LP (“Argentic”) hereby agrees to (i) accept the appointment as General Special Servicer under the PSA and the Intercreditor Agreement relating to the Applicable Serviced Companion Loan and (b) assume all of the responsibilities, duties and liabilities designated to the “General Special Servicer” under the PSA and the Intercreditor Agreement relating to the Applicable Serviced Companion Loan from and after the date hereof.  Argentic agrees that, as of the date hereof, it is and shall be a party to the PSA and bound thereby to the full extent indicated therein in the capacity of successor General Special Servicer under the PSA and the Intercreditor Agreement relating to the Applicable Serviced Companion Loan.

As of the execution of this Agreement (the “Effective Date”), Argentic represents and warrants that Argentic satisfies all eligibility requirements applicable to the Special Servicer contained in the PSA and the Intercreditor Agreement relating to the Applicable Serviced Companion Loan. In addition, as of the Effective Date, Argentic hereby also makes the representations and warranties set forth in Section 2.04(b) of the PSA mutatis mutandis with all references to “Agreement” in Section 6.01(b) of the PSA to include this Assumption of Special Servicer Obligations; provided that Section 2.04(b)(i) is hereby modified to read “the Special Servicer is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware”.

As of the Effective Date Trustee acknowledges (i) that conditions precedent as set forth in the PSA and the Intercreditor Agreement relating to the Applicable Serviced Companion Loan have been satisfied in full and (ii) that KeyBank National Association has been removed as the General Special Servicer and Argentic has been appointed as the successor General Special Servicer.  On

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and after the Effective Date, Trustee shall look solely to Argentic for performance (including all rights, obligations and liabilities) of the obligations required under the PSA with respect to the General Special Servicer.

On and after the Effective Date, all demands, notices, consents, approvals, requests and other communications to the General Special Servicer hereunder or under the PSA with respect to the General Special Servicer shall be delivered in accordance with Section 12.05 of the PSA to the following:

Argentic Services Company LP

500 North Central Expressway, Suite 261

Plano, Texas 75074

Attention: Andrew Hundertmark

Email: ahundertmark@argenticservices.com

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

[SIGNATURES ON THE FOLLOWING PAGE]

Assumption of Special Servicing

606550673BMARK 2021-B26

ARGENTIC SERVICES COMPANY LP, a Delaware limited partnership

By: /s/ Andrew Hundertmark

Name:Andrew Hundertmark

Title: Authorized Signatory

By: /s/ Bruce Rickert

Name:Bruce Rickert

Title:  Authorized Signatory

ACKNOWLEDGED, as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee for Benchmark 2021-B26 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B26

By:  Computershare Trust Company, N.A. as Agent

By: /s/ Stephanie Atwell

Name: Stephanie Atwell

Title: Vice President

Assumption of Special Servicing

606550673BMARK 2021-B26

SCHEDULE 1

DISTRIBUTION LIST

Trustee

Wells Fargo Bank, N.A.

c/o Computershare Trust Company, N.A., as Agent for the Trustee

9062 Annapolis Road

Columbia, MD 21045-1951

Attention: Corporate Trust Services (CMBS) –BMARK 2021-B26

with copies to:

cts.cmbs.bond.admin@wellsfargo.com; and trustadministrationgroup@wellfargo.com

Certificate Administrator

Wells Fargo Bank, N.A.

c/o Computershare Trust Company, N.A., as Agent for the Certificate Administrator

9062 Annapolis Road

Columbia, MD 21045-1951

Attention: Corporate Trust Services (CMBS) –BMARK 2021-B26

with copies to:

cts.cmbs.bond.admin@wellsfargo.com; and trustadministrationgroup@wellfargo.com

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SCHEDULE 2

INTERCREDITOR AGREEMENT LIST

▪	iPark 84 Innovation Center Co-Lender Agreement, dated as of May 3, 2021, by and between Citi Real Estate Funding Inc. as owner of Note A-1, as the initial agent, and as owner of Note A-2

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